Exhibit 99.1

Diedrich Coffee Reports Third Quarter Net Loss of $0.01 Per
Share
and Progress in All Business Segments

Irvine, California, April 21, 2004 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for the third quarter of fiscal 2004. For the twelve weeks ended March 10, 2004, the Company reported a net loss of $69,000, or $0.01 net loss per share, compared to a net loss of $219,000, or $0.04 net loss per share, during the third quarter of fiscal 2003.

Results for the third quarter improved from the prior year quarter primarily due to increases in wholesale and other revenue and international franchise revenues, offset in part by lower retail sales.  Retail sales declined primarily due to the sale or closure of six company stores.

For the 36 weeks ended March 10, 2004, the Company reported net income of $174,000, or $0.03 net income per share, compared to net income of $483,000, or $0.09 net income per share, in the first three quarters of fiscal 2003.  Year-to-date results as compared to the prior period primarily decreased due to lower retail and wholesale and other sales offset in part by increased franchise revenue.

Roger Laverty, President and Chief Executive Officer of the Company said, “As the results indicate, there’s still much to be done, but we are pleased with the progress we’ve made in the past year.  We can report some success in each of our major business segments and have stabilized the company operated retail stores.  Diedrich Coffee stores that reported a same store sales decline of 6.1% in the third quarter last year reported a same store sales increase of 5.8% in this year’s quarter. We’ve achieved solid growth in the third party wholesale coffee business with an increase in revenue of 22.7% over the prior year quarter. We’ve achieved remarkable growth in our international franchise operations, adding a net of 91 new international stores since the beginning of last year’s third quarter.  This progress resulted in part from adding capital resources and labor. Although that adds expense to our operations, it also provides great leverage for future sales and earnings growth.”

Revenue

Total revenue for the third quarter was $12,500,000, an increase of 3.7%.  For the first three quarters of the current year total revenue was $38,062,000, a decrease of 3.3%.

For the third quarter of fiscal 2004, retail sales were down $193,000, or 2.6%, from the third quarter of fiscal 2003.  The reduction in retail sales is primarily due to the sale or closure of six coffeehouses accounting for a decline of $610,000.  This reduction was offset in part by revenue increases of $196,000, or 2.4%, from increased same store sales and $37,000 of increased internet sales.

For the first three quarters of fiscal 2004, retail sales were down $1,936,000, or 8.2%, from the prior year.  The reduction in retail sales is primarily due to the sale or closure of 14 coffeehouses accounting for a decline of $2,426,000.  This decrease was partially offset by an increase of 0.1% in comparable retail sales that increased revenue by $103,000, newly opened or transferred stores that increased revenue by $249,000 and improved internet sales that increased revenue by $138,000 from the first three quarters of the prior year.

Wholesale and other revenue for the quarter increased $355,000, or 11.6%.  Sales to franchisees increased $81,000, despite 20 less domestic franchise units in the current year quarter, and sales to third parties increased $274,000 from the prior year quarter.

For the first three quarters of fiscal 2004, wholesale and other revenues declined $136,000, or 1.2%, due to reduced sales to franchisees.  Compared to the prior year period, sales to franchisees were down $699,000, due to a decline of 21 domestic franchise units since the beginning of fiscal 2003, but wholesale sales to third parties increased by $563,000.

Franchise revenues were up $281,000, or 18.4%, for the current year quarter and $762,000, or 17.1%, for the first three quarters of the current year, compared to the prior year quarter and first three quarters, respectively.  Compared to the start of the prior year third quarter, the Company had 20 fewer domestic franchise stores at the end of the current quarter but 91 more international franchised outlets, a 71 unit net increase in worldwide franchise locations. For the first three quarters of the current year, compared to the start of the prior year, the Company had 21 fewer domestic franchise stores at quarter end versus the prior year, but 129 more international franchised outlets, a 108 unit net increase.

Costs and Expenses

Cost of sales and related occupancy costs improved, as a percentage of retail and wholesale sales, from 56.1% in last year’s third quarter to 53.8% in the current quarter due primarily to the closure of high cost stores and to exiting the high cost wholesale grocery store distribution channel.  The same factors caused an improvement in costs for the first three quarters of the current year compared to the prior year.

Operating expenses increased as a percentage of sales for the third quarter and first three quarters of fiscal 2004 compared to the year earlier periods, primarily due to planned increases in store labor and supervision.  This investment program is designed to increase company same store sales.  The increase in operating costs was partially offset by a reduction in wholesale operating expenses related to exiting the grocery store distribution channel. Bad debt charges declined from the prior year mainly due to a bankruptcy of a major supplier resulting in a $186,000 charge in last year’s 36-week results.

General and administrative expense increased in amount and as a percentage of revenue primarily as a result of filling a number of key positions, including the Chief Executive Officer position, the Executive Vice President of Development and the Director of Store Operations which were vacant or did not exist in the prior year periods.

Conference Call

Diedrich Coffee will be discussing these financial results and related information with analysts and investors in a conference call.  The conference call, hosted by Roger Laverty, CEO, and Marty Lynch, CFO, will take place on April 22, 2004 at 10:00 a.m. Pacific Time, 1:00 p.m. Eastern Time.  The conference call is simultaneously being webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com.  A replay of the conference call will also be available by telephone at (800) 428-6051, pass code I.D. 351089, from 3:00 p.m. EST on April 22, 2004 through midnight on May 6, 2004.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 473 retail outlets, the majority of which are franchised, are located in 35 states and 13 foreign countries. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the Company’s indebtedness, the successful management of Diedrich Coffee’s growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended July 2, 2003.

Information Contact:

Marty Lynch, Chief Financial Officer                               (949) 260-6788

DIEDRICH COFFEE, INC.

SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended March 10, 2004	Twelve Weeks Ended March 12, 2003	Thirty-Six Weeks Ended March 10, 2004	Thirty-Six Weeks Ended March 12, 2003
Retail sales	$7,281	$7,474	$21,725	$23,661
Wholesale and other revenue	3,407	3,052	11,114	11,250
Franchise revenue	1,812	1,531	5,223	4,461
Total revenue	12,500	12,057	38,062	39,372
Cost of sales and related occupancy costs	5,750	5,906	17,601	18,907
Operating expenses	3,868	3,898	11,550	12,092
Depreciation and amortization	513	421	1,541	1,327
General & administrative expenses	2,365	2,166	6,891	6,397
Provision for asset impairment and restructuring costs	—	(49)	94	57
(Gain) loss on asset disposals	5	(117)	5	(119)
Total costs and expenses	12,501	12,225	37,682	38,661
Operating income (loss)	(1)	(168)	380	711
Interest and other expense, net	(58)	(46)	(186)	(184)
Income (loss) before income tax provision	(59)	(214)	194	527
Income tax provision	10	5	20	44
Net income (loss)	$(69)	$(219)	$174	$483
Basic and diluted net income (loss) per share:	$(0.01)	$(0.04)	$0.03	$0.09

Shares used in per share Computations:
Basic	5,161	5,161	5,161	5,161
Diluted	5,161	5,161	5,189	5,196

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	March 10, 2004	July 2, 2003
Cash	$1,384	$2,625
Accounts receivable, net	2,433	2,454
Inventories	2,575	2,611
All other assets	19,644	18,852
Total assets	$26,036	$26,542
Accounts payable	$2,030	$2,108
Current portion of long-term debt	1,517	1,459
All other current liabilities	4,321	3,875
Long-term debt, excluding current portion	475	1,491
Other non-current liabilities	930	1,020
Total stockholders’ equity	16,763	16,589
Total liabilities and stockholders’ equity	$26,036	$26,542
Domestic retail units	204	211
International retail units	269	206
Total retail units (company and franchise, all brands)	473	417